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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Stockholders and the
Board of Directors of
Haven Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statement on Form S-3 of Haven Capital Trust II of our report dated January 28, 1999 relating to the consolidated statements of financial condition of Haven Bancorp, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference to the December 31, 1998 Annual Report on Form 10-K of Haven Bancorp, Inc., and to the reference to our firm under the heading "Experts" in the prospectus which is a part of that Registration Statement.


Melville, New York
April 12, 1999